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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made as of the 29th day of October, 2004, between Boise Cascade, L.L.C., a Delaware limited liability company (the "Company"), and
W. Thomas Stephens ("EXECUTIVE").

          WHEREAS, the services of Executive and his managerial and professional experience are of value to the Company.

          WHEREAS the Company desires to employ Executive as its Chief Executive Officer upon the terms and conditions set forth herein.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. EMPLOYMENT. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the closing date of the acquisition of Boise Cascade Corporation's forest products business by the Company (the "Effective Date") and ending as provided in paragraph 5 hereof (the "EMPLOYMENT PERIOD").

          2.   POSITION AND DUTIES.

During the Employment Period, Executive shall serve as the Chairman and Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Board of Managers of Boise Cascade Holdings, L.L.C. (the "Board") to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates which are consistent with Executive's position as the Board may from time to time direct.

          (a) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. Executive shall perform his duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Affiliates' policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. During the Employment Period, Executive shall not accept other employment, serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; PROVIDED that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with

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Executive's employment. The Company hereby consents to the service of Executive on the boards of directors of Putnam Investments and Trans-Canada Corporation and their subsidiaries and affiliates.

          (b) For purposes of this Agreement, "AFFILIATES" shall mean any corporation or other entity of which is directly or indirectly controlled by or under common control with the Company or its subsidiaries.

          3.   COMPENSATION AND BENEFITS.

          (a) During the Employment Period, Executive's base salary shall be One Million Dollars ($1,000,000) per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time, the "BASE SALARY"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time). Executive and the Company shall review the Base Salary each year during the Term hereof, and Executive may receive increases in his Base Salary from time to time, based upon his performance, subject to approval of the Compensation Committee of the Board (the "Compensation Committee"). During the period beginning on the date of this Agreement and ending December 31, 2004, the Base Salary shall be pro rated on an annualized basis. In addition, during the Employment Period, Executive shall be entitled to participate in the Company's employee benefit programs for which other similarly situated senior executive employees of the Company are generally eligible, and Executive shall be entitled to four weeks of paid vacation each calendar year in accordance with the Company's policies.

          (b) In addition to Base Salary, Executive will have an opportunity to earn a cash bonus each year as determined by the Compensation Committee or the Board, with a target annual bonus equal to sixty-five percent (65%) of Executive's Base Salary (the "Target Bonus") and a maximum annual bonus of two hundred and twenty five percent (225%) of his Target Bonus with respect to any calendar year. The Target Bonus will be based on financial and other objective targets that the Compensation Committee or the Board reasonably believes are reasonably attainable at the time that they are set.

          (c) Executive shall also be eligible to participate in and receive future grants under any stock option or equity-based program (including, without limitation, a long-term incentive plan) offered by the Company to senior executives, if any, subject to the discretion of the Board.

          (d) The Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement (including, without limitation, reasonable expenses incurred by Executive prior to the Effective Date for the benefit of the Company, including trip cancellation costs) which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. During the foregoing period, Executive shall be indemnified by the Company as provided in paragraph 23 pursuant to the applicable provisions of its articles,

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bylaws, and the laws of Delaware, and the Company shall furnish director and officer liability insurance to the Executive at the Company's sole cost.

          (e) The Company shall also reimburse Executive for all reasonable moving and relocation expenses (including relocation from Vancouver, BC and movement of household goods from Denver). To the extent that Executive does not sell his real property and boat located in Vancouver prior to the Effective Date, the Company shall purchase such property, including condominium, attached boat dock and boat, for its appraised fair market value (determined in good faith and expected to be valued between $1,500,000 to $2,000,000), unless Executive rejects the proposed purchase price and elects to retain ownership, in which case the Company shall have no further obligations regarding such property. If the Company purchases such property located in Vancouver pursuant to the preceding sentence, Executive may, at his election, lease such property from the Company at fair market value until such date that the Company sells such property to a bona fide third party purchaser. If Executive is terminated by the Company without Cause prior to the expiration of this Agreement, the Company will purchase for cash Executive's condominium located in Boise for its appraised fair market value.

          (f) The Company shall at its expense maintain a term life insurance policy or policies on the life of Executive with a face amount of Two Million Dollars ($2,000,000), payable to such beneficiaries as Executive may designate. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age. Executive may, at his expense, purchase additional insurance at the time the Company purchases said policy or policies. In the event Executive terminates employment for any reason, Executive shall have the right, at his expense, to begin paying the premiums required to continue such insurance coverage from and after the date of his termination.

          (g) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company as provided in paragraph 20 herein.

          (h) On or as soon as reasonably practicable following the Effective Date, Executive will receive a one-time consulting payment for services performed from July 26, 2004 through the Effective Date (the "Consulting Period") in an amount equal to the product of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) multiplied by a fraction, the numerator of which is the number of days from July 26, 2004 through the Effective Date and the denominator of which is Three Hundred Sixty Five (365).

          4. BOARD MEMBERSHIP. With respect to all regular elections of the Board of Managers of Boise Cascade Holdings, L.L.C. during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as Chairman of the Board. Upon the termination or expiration of the Employment Period, Executive shall resign as Chairman and as a member of the Board and all other governing bodies of the Company and its Affiliates, as the case may be.

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          5.   TERM.

          (a) The Employment Period shall end three years after the Effective Date and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on the second anniversary of the Effective Date, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 60 days prior to any such renewal date; provided that (i) the Employment Period shall terminate prior to such date immediately upon Executive's resignation (with or without Good Reason, as defined below), death or Disability and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

          (b) If the Employment Period is terminated by the Company or its successors in interest without Cause other than under the circumstances described in Section 5(d) or upon Executive's resignation with Good Reason, Executive shall be entitled to continue to receive:

               (i) his full Base Salary through Executive's date of termination,

               (ii) a lump sum equal to two times the sum of Executive's annual Base Salary and annual Target Bonus (disregarding any reductions in Base Salary or Target Bonus which constitute good reason),

               (iii) the value of any unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to Executive immediately prior to Executive's date of termination,

               (iv) continued coverage under Executive's term life insurance policy referred to in Section 3(f) with the Company paying directly or reimbursing Executive for the entire premium for a twenty-four (24) month period (the "SEVERANCE PERIOD"), and

               (v) participation at active employee cost during the Severance Period under life (other than life insurance available only to executive officers), disability, accident and healthcare insurance plans, programs or arrangements and financial counseling services in which Executive participated immediately prior to his date of termination. The cost to Executive for such continued coverage will be the same paid for such coverage by actively employed executive officers during the Severance Period.

Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in this agreement or as otherwise expressly required by applicable law. Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder. Amounts paid pursuant to this paragraph shall be in lieu of all other severance payments that would otherwise have been payable pursuant to the Company's severance plans, programs or policies.

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          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above (other than termination with Good Reason), Executive shall only be entitled to receive his Base Salary through the date of termination, the value of any unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to Executive immediately prior to Executive's date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter, except as expressly required under applicable law.

          (d) If the Employment Period expires due to the Company electing not to renew the Agreement, Executive shall be entitled to receive (i) his base Salary through the date of expiration, (ii) the value of any unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to Executive immediately prior to Executive's date of termination and
(iii) severance in accordance with the Company's general severance policy (subject to the execution by Executive of a separation and release agreement in a form mutually acceptable to Executive and the Company and the observation of any applicable waiting or revocation periods that are necessary for the release to become fully effective and irrevocable under state and federal laws).

          (e) Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or its Affiliates against any amounts it or its Affiliates owes Executive hereunder. Notwithstanding anything to the contrary, payment of amounts under Section 5 of this Agreement are conditioned upon the execution by Executive of a separation and release agreement in a form mutually acceptable to Executive and the Company and the observation of any applicable waiting or revocation periods that are necessary for the release to become fully effective and irrevocable under state and federal laws.

          (f) For purposes of this Agreement, "Cause" shall mean with respect to Executive one or more of the following: Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its Affiliates, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its Affiliates or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its Affiliates, (ii) any act or acts of disloyalty, misconduct or moral turpitude by Executive injurious to the interest, property, operations, business or reputation of the Company or its Affiliates or conviction of Executive (or a plea of guilty or nolo contendre) of a felony which results in injury to the Company or its Affiliates or (iii) Executive's failure or inability (other than by reason of his Disability) to carry out effectively his duties and obligations to the Company or its Affiliates or to participate effectively and actively in the management of the Company or its Affiliates, as determined in the reasonable judgment of the Board; provided, however, that the Company shall provide specific written notice of such alleged failure or inability and provide Executive with 15 days to cure such alleged failure or inability.

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          The Board shall give Executive written notice of the Board's concern over Executive's action or inaction constituting alleged Cause and Executive shall have 15 days to cure the alleged Cause and to prepare for a meeting with the Board, at which time Executive may present any information and any other factors relevant to the Board's determination of Cause, after which a majority of the Board (disregarding Executive's membership on the Board) must ratify the finding of "Cause" for it to be effective.

          (g) For purposes of this Agreement, "DISABILITY" shall mean Executive's inability to perform the essential duties, responsibilities and functions of his position with the Company and its Affiliates for six (6) consecutive months as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Affiliates or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment; provided, however, that the Company shall provide 30 days notice of termination due to Disability where such termination shall be effective if Executive does not return to full-time active employment within such 30-day period. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive's condition with the Company).

          (h) For purposes of this Agreement, "GOOD REASON" shall exist if: (i) the Company reduces the amount of Executive's Base Salary below $1,000,000 or Target Bonus below 65% of Executive's Base Salary, (ii) the Company adversely changes Executive's titles or impairs or reduces his responsibilities materially inconsistent with the positions he holds or (iii) the Company changes Executive's primary place of work to a location more than 50 miles from Boise, Idaho; provided that written notice of Executive's resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for Executive's resignation with Good Reason to be effective hereunder.

          6.   CONFIDENTIAL INFORMATION.

          (a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Affiliates, or during the Consulting Period, concerning the business or affairs of the Company or any of its Affiliates ("CONFIDENTIAL INFORMATION") are the property of the Company or such Affiliate. Therefore, Executive agrees that, during the Employment Period and thereafter, he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Affiliates ("THIRD PARTY INFORMATION"), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party

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Information, Confidential Information, Work Product (as defined below) or the business of the Company or any other Affiliates which he may then possess or have under his control.

          (b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during this employment with the Company or any Affiliate, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive's duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive's former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive's duties hereunder.

          7. INTELLECTUAL PROPERTY, INVENTIONS AND PATENTS. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Affiliates, whether before or after the date of this Agreement ("WORK PRODUCT"), belong to the Company or such Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          8.   NON-COMPETE, NON-SOLICITATION.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Affiliates he shall become familiar with the Company's trade secrets and with other Confidential Information and that his services shall be of special, unique and extraordinary value to the Company and its Affiliates, and therefore, Executive agrees that, during the Employment Period and for two years thereafter (the "NONCOMPETE PERIOD"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business competing with the businesses of the Company or its Affiliates, as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its Affiliates engage or, solely with respect to geographical areas with respect to which the Company has invested at least $500,000 in, plan to engage in such businesses. Nothing herein shall

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prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) hire any person (other than Executive's secretary) who was an employee of the Company or any Affiliate at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

          (c) Executive agrees, during the Employment Period, he shall not make any oral or written statements that disparage the Company, its subsidiaries or respective affiliates, employees, officers, directors, products or services; provided that this paragraph shall not be deemed to have been violated by statements or releases of information by Executive (i) during the period of his employment under this Agreement which Executive believes to be truthful and which are made in good faith in the performance of his duties under this Agreement or (ii) statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

          (d) If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this paragraph 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

          (e) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 8, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this paragraph 8, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

          9.   EXCISE TAX GROSS-UP.

          (a) Notwithstanding any provision of this Agreement to the contrary, if Executive would receive payments under this Agreement or under any other plan, program, or

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policy sponsored by the Company or its Affiliates which relate to a Change in
Control (as defined below)(the "Total Payments") and which are determined to be subject to excise tax under Section 4999 of the Code (the "Excise Tax"); then the Company shall pay to Executive an additional amount (the "Gross-up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes, and Excise Tax upon the Gross-up Payment, shall be equal to the Total Payments. The term "Change in Control" means change in ownership or effective control as set forth under Section 280G(b)(2)(A)(i).

          (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the Company's opinion, the payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and (2) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the Company's opinion, the excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the Gross-up Payment, Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of state and local taxes.

          (c) The Company will pay Executive the amount of the Gross-up Payment as soon as the amount can be determined, but in no event later than the 30th day after the Date of Termination. At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which the payments were calculated and the basis for the calculations including, without limitation, any opinions or other advice the Company has received from its tax counsel, its auditor, or other advisors or consultants (and any opinions or advice which are in writing shall be attached to the statement).

          (d) If the Excise Tax is finally determined to be less than the amount taken into account in calculating the Gross-up Payment, Executive shall repay to the Company, within 5 business days following the time that the amount of the reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to the reduction (plus that portion of the Gross-up Payment attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the Gross-up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state, and local income and employment taxes). If the Excise Tax is determined, for any reason, to exceed the amount taken into account in calculating the Gross-up Payment, the Company shall make an additional Gross-up Payment in respect of the excess (including any interest, penalties, or additions payable by Executive with respect to the Excise Tax) within 5 business days following the time that the

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amount of the excess is finally determined. Executive and the Company shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

          10. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          11. SURVIVAL. Paragraphs 5 through 25, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

          12. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:

               W. Thomas Stephens
               3333 East Platte Avenue
               Greenwood Village, Colorado  80121

          Notices to the Company:

               Boise Cascade, L.L.C.
               1111 W. Jefferson Street
               Boise, ID 83728
               Attention:  General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

          13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall

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not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          15. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          16. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          17. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. This Agreement shall not confer any rights or remedies upon any person other than the Executive, the Company, the Company's Affiliates and their respective heirs, successors and permitted assigns.

          18. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF IDAHO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

          19. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

          20. INDEMNIFICATION AND REIMBURSEMENT OF PAYMENTS ON BEHALF OF EXECUTIVE. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("TAXES") imposed with respect to

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Executive's compensation or other payments from the Company or any of its
Affiliates or Executive's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

          21. CONSENT TO JURISDICTION. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the District of Idaho located in Boise, Idaho, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in such court with respect to any matters to which it has submitted to jurisdiction in this paragraph 21. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in the United States District Court for the District of Idaho located in Boise, Idaho, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          22. WAIVER OF JURY TRIAL. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

          23. INDEMNITY OF EXECUTIVE BY COMPANY. In addition to any indemnification of Executive required by paragraph 9 and to the maximum extent permitted by applicable law, the Executive is hereby indemnified and held harmless by the Company, from and against any and all potential, threatened, pending or completed claims, damages, liabilities (joint and/or several), losses, expenses, judgments, fines, settlements and other amounts (including all legal fees and expenses) arising from any and all claims, demands, actions, suits or proceedings (including, but not limited to, those in civil, criminal, administrative or investigative forums) in which the Executive may become involved, as a party or otherwise, by reason of the management affairs of the Company by the Executive, or other work performed by Executive on behalf of the Company, or the rendering of advice by the Executive or consultation with Executive in Executive's management capacity at the Company, or that relate in any way to Executive serving as a director, officer, employee or agent of the Company, its business or its affairs, provided that such actions or failures to act are not finally adjudicated by a court of competent jurisdiction (a) to have constituted criminal misconduct, and (b) were not taken or omitted (i) in good faith and (ii) in the reasonable belief that such action was taken or omitted in, or not opposed to, the best interests of the Company. In addition, the Company will promptly pay on request any expenses, including all attorneys' fees incurred by Executive, in defending any civil, criminal or regulatory action or investigation relating to the Company, and in no case later than in advance of the final disposition of such action, provided that the Executive agrees to repay such expenses if the

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Executive is specifically and finally found by a court of competent jurisdiction not to be entitled to such indemnification. The termination of any action, suit or proceeding by judgment, order or settlement shall not create, of itself, a presumption that the Executive did not act in good faith or in the best interests of the Company.

          24. CORPORATE OPPORTUNITY. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to any lines of business that the Company or its Affiliates derive more than $50,000 annually of their revenue from or with respect to which the Company and its Affiliates have made a significant investment ("CORPORATE OPPORTUNITIES"). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive's own behalf or on behalf of another person or entity in or with respect to whom Executive has any economic interest.

          25. EXECUTIVE'S COOPERATION. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event the Company requires Executive's cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        Boise Cascade, L.L.C.

                                        By: /s/ John W. Holleran
                                             ----------------------------------
                                        Its: Executive Vice President,
                                             Administration and Chief Legal
                                             Officer
                                             ----------------------------------


                                             /s/ W. Thomas Stephens
                                        ----------------------------------------
                                         W. Thomas Stephens

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